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                                                                    EXHIBIT 99.1


NEWS RELEASE                                               FOR IMMEDIATE RELEASE

FOR:   Mylan Laboratories Inc.                     For Further Information
       1500 Corporate Dr., Suite 400               CONTACT:  Kris King
       Canonsburg, PA 15317                                  (724) 514-1800

                         MYLAN UPDATES LITIGATION STATUS

Pittsburgh, PA - October 10, 2003 - Earlier this week, Mylan Laboratories Inc. (NYSE:MYL) reported it had been dismissed with prejudice from the consolidated, multi-district "Pharmaceutical Industry Average Wholesale Price Litigation" in the U.S. District Court for the District of Massachusetts. The dismissal was granted after presentation of Mylan's unopposed motion to dismiss. Today Mylan learned the judge in the case vacated the order, "in light of the scheduling order entered on September 2, 2003." Copies of the orders have been filed by the Company in a Form 8-K and are available through EDGAR.

Vice Chairman and CEO Robert J. Coury stated: "It appears as if this action was taken by the judge on her own initiative because she became aware of a scheduling inconsistency relating to one of her previous orders. So far as we know, in the approximately two weeks since the entry of the order, no party objected to the entry of the original order dismissing Mylan or asked the court to reconsider the dismissal. We are hopeful that we will be in the same place when the scheduling issue is resolved."

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories Inc. and Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

This press release includes statements that constitute "forward-looking statements", including with regard to the court's actions in, and the ultimate outcome of, the AWP litigation. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the court's finding that the Company should not be dismissed from the litigation; the possibility that the plaintiffs ultimately may be granted injunctive relief or money damages; and the other risks detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.